Exhibit 23.5

Consent of Skadden, Arps, Slate, Meagher & Flom LLP

We hereby consent to the reference to our firm in the registration statement on Form S-1 of Par Petroleum Corporation (the “Registration Statement”) and in the prospectus in the Registration Statement as the same appears under the caption “Legal Matters” and to the use of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

April 8, 2013